May 11, 2010

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by Empire American Realty Trust, Inc. in the Registration on Form S-11 (File No.  333-160093) pursuant to Item 304 of Regulation S-K, which we understand will be filed with the Securities and Exchange Commission.   We agree with the statements concerning our Firm in such Form S-11.

Very truly yours,

/s/ Amper, Politziner & Mattia, LLP
Amper, Politziner & Mattia, LLP